EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
CONFORMIS, INC.

Conformis, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Laws (the DGCL”), does hereby certify as follows:

FIRST: The name of the Corporation is Conformis, Inc., the date of filing of its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was July 7, 2015 and the date of filing of its first Certificate of Amendment to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was May 2, 2018.

SECOND: The first sentence of Article “FOURTH” of the Restated Certificate of Incorporation of the Corporation is amended and restated in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 305,000,000 shares, consisting of (i) 300,000,000 shares of Common Stock, par value $0.00001 per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, par value $0.00001 per share (“Preferred Stock”).”

THIRD: That resolutions were duly adopted by unanimous written consent of the Board of Directors of the Corporation setting forth this amendment to the Restated Certificate of the Corporation.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed on its behalf, by Mark Augusti, its President and Chief Executive Officer, this 25th day of May , 2021.

CONFORMIS, INC.

By:	/s/ Mark Augusti
Name:	Mark Augusti
Title:	President & CEO